Exhibit 3.1 - Certificate of Incorporation of the Company amended



State of Delaware
Office of the Secretary of State


I, EDWARD J. FREEL,, SECRETARY OF STATE OF THE STATE OF
DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "QUADRAX CORPORATION", FILED IN THIS OFFICE ON THE THIRD DAY OF SEPTEMBER, A.D. 1996, AT 12 O'CLOCK P.M.

A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.




/s/ Edward J. Freel
    Edward J. Freel, Secretary of State

AUTHENTICATION:

2085204 8100                         8090829
960255413
DATE: 09-04-96





Certificate of Amendment of
Certificate of Incorporation
of
QUADRAX CORPORATION


It is hereby certified that:

The following amendment of the Certificate of Incorporation of Quadrax Corporation (the "Corporation") has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law:

1That the Certificate of Incorporation of this Corporation, as heretofore amended, be further amended by adding the following new ARTICLE THIRTEENTH hereof

THIRTEENTH:

(i) At the 1996 Annual Meeting of Stockholders, the directors shall be divided into three classes, with respect to the time that they severally hold office, as nearly equal in number as possible, with the term of office of the first class of directors to expire at the 1997 Annual Meeting of Stockholders, the initial term of office of the second class of directors to expire at the 1998 Annual Meeting of Stockholders and the initial term of office of the third class of directors to expire at the 1999 Annual Meeting of Stockholders.
Commencing with the 1997 Annual Meeting of Stockholders, directors elected to succeed those directors whose terms have thereupon expired shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election, and upon the election and qualification of their successors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible, the equality of the number of directors in each class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. If such equality is not possible, the increase or decrease shall be apportioned among the classes in such a way that the difference in the number of directors in any two classes shall not exceed one.


2.The foregoing amendment of the Certificate of Incorporation has been adopted by the Board of Directors and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law.


Signed and attested to on August 29, 1996QUADRAX CORPORATION

/s/ James J.
Palermo________________
James J. Palermo
President


Attest: /s/ Carolyn Cote
Carolyn Cote
Secretary